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                               AMENDMENT NO. 1

                                      TO

                             EMPLOYMENT AGREEMENT


     Amendment No. 1 dated March 8, 1995 to the Employment Agreement, dated as of September 11, 1994 (the "Employment Agreement") between Family Golf Centers, Inc., a Delaware corporation with offices at 225 Broadhollow Road, Melville, New York 11747 (the "Company"), and Dominic Chang (the "Employee").

     The Company and the Employee desire to amend the Employment Agreement in certain respects as hereinafter set forth, on the terms and conditions hereinafter set forth. Accordingly, the Company and the Employee hereby agree as follows:

     1. Definitions. All capitalized terms used herein which are defined in the Employment Agreement and not otherwise defined herein are used herein as defined therein.

     2. Term. Section 1 of the Employment Agreement is hereby amended to read in its entirety as follows:

          1. TERM. The Company desires to engage Employee, and Employee agrees to serve, on the terms and conditions of this Agreement for a period commencing on the date hereof, and ending December 31, 1999, or such shorter period as may be provided for herein. The period during which Employee is employed hereunder is hereafter referred to as the "Employment Period."

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     3. Compensation.

     (a) Section 3(a)(2) of the Employment Agreement is hereby amended to read in its entirety as follows:

          (2) $65,000 during the year commencing on January 1, 1995 and ending on December 31, 1995;

     (b) The following clause shall be added to the end of Section 3(a):

          (6) $160,000 during the year commencing on January 1, 1999 and ending on December 31, 1999.

     4. Stock Options.

     (a) Grant of Option. In consideration for the Employee's Agreement to reduce his compensation during the 1995 calendar year, as provided in Section 3(a) hereof, the Company hereby grants to the Employee on the date hereof the right and option to purchase (subject to adjustment pursuant to Section 4(f) hereof) 10,000 shares of common stock, par value $.01 per share, of Family Golf Centers, Inc., at an exercise price per share equal to $6.75 (the "Exercise Price"), which is equal to the market value as of the date hereof.

     (b) Option Period. The option granted hereunder shall expire on March 8, 2005 (the "Expiration Date").

     (c) Exercise of Option.

          (1) This option may be exercised by the Employee at any time on or after March 8, 1996 and prior to the Expiration Date.

          (2) The Employee may exercise the option (to the extent then exercisable) by delivering to the Company a written notice duly signed by the Employee in the form attached hereto as Exhibit A stating the number of shares that the Employee has elected to purchase, and accompanied by payment (in cash or by certified check) of an amount equal to the full purchase price for the shares of Common Stock to be purchased. The notice must also contain a


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statement (if required and in form acceptable to the Company) that the
Employee is acquiring the shares for investment and not with a view toward their distribution or resale. Following receipt by the Company of such notice and payment, the Company shall issue, within five (5) business days, the shares of Common Stock in the name of the Employee and deliver the certificate therefor to the Employee. No shares of Common Stock shall be issued until full payment therefor has been made and until the Company has complied with all requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, any securities exchange on which the Company's stock may then be listed and all applicable state laws in connection with the issuance of the Shares or the listing of the Shares on said securities exchange. The Employee shall have none of the rights of a shareholder in respect of such shares until they are issued.

     (d) Death or Termination of Employment. If the Employee dies while employed by the Company or terminates his employment with the Company for any reason, that portion of this option which was exercisable by the Employee at the time of death or termination, as the case may be, shall be exercisable by his legal representatives or beneficiaries or the Employee, as the case may be, at an time prior to the Expiration Date in the case of the Employee's death or within sixty (60) days after termination, in the case of the Employee's termination of employment.

     (e) Non-Transferability of Option. This option shall not be transferable other than by will or by the laws of descent and distribution, and may be exercised during the Employee's lifetime only by him.

     (f) Antidilution. The provisions contained in Section 7 of the Company's 1994 Stock Option Plan are incorporated herein.


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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

                                             FAMILY GOLF CENTERS, INC.


                                             By: /s/ Dominic Chang
                                                 -----------------------


                                             /s/ Dominic Chang
                                             ---------------------------
                                                 Dominic Chang


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                                                       Exhibit A


                                 PURCHASE FORM

                       (To be signed and delivered to
                          Family Golf Centers, Inc.
                         upon exercise of the Option


     The undersigned, the holder of the foregoing Option, hereby irrevocably elects to exercise the purchase rights represented by such Option, and to
purchase thereunder      shares of Common Stock, par value $.01 per share, of
Family Golf Centers, Inc. ("Shares") and herewith makes payment of $
($      per share) therefor, plus $        ($         per share) for
withholding tax, if any, required in connection with the exercise of any such option, and requests that the Certificates for the Shares be issued in the
name(s) of, and delivered to         whose address(es) is/are               .

     The undersigned hereby represents that the shares to be purchased upon the exercise of this Option are being purchased for investment only, and not with a view towards the sale, transfer, or distribution thereof.

Dated:              , 19



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